                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                         Home City Financial Corporation
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                                (Name of Issuer)


                           Common shares, no par value
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                         (Title of Class of Securities)


                                    43706C 10 0
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                                 (CUSIP Number)



                                  December 31,  2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x ]     Rule 13d-1(b)
         [  ]     Rule 13d-1(c)
         [  ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 43706C 10 0              13G
          -----------
---------------------
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    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John D. Conroy

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    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [ ]


                                                                 (b) [ ]

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    3     SEC USE ONLY



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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

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                              5    SOLE VOTING POWER

                                   21,497
        NUMBER OF
         SHARES            -----------------------------------------------------
      BENEFICIALLY            6    SHARED VOTING POWER
          OWNED
         BY EACH                   19,859
    REPORTING PERSON
          WITH             -----------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   21,497

                           -----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   9,522

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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          41,356

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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.9%

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   12     TYPE OF REPORTING PERSON*

          IN

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Item 1(a).        Name of Issuer:

                  Home City Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2454 N. Limestone Street
                  Springfield, Ohio  45503

Item 2(a).        Name of Persons Filing:

                  John D. Conroy

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Conroy Funeral Home, Inc.
                  1660 East High Street
                  Springfield, OH 45505

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title and Class of Securities:

                  Common shares, no par value

Item 2(e).        CUSIP Number:

                  43706C 10 0


Item 3.       If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)    [  ]   Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

              (b)    [  ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

              (c)    [  ]   Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C.
                            78c).

              (d)    [  ]   Investment Company registered under section 8 of the Investment Company
                            Act of 1940 (15 U.S.C. 80a-8).

              (e)    [  ]   An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

              (f)    [  ]   An employee benefit plan or endowment fund in accordance with Section
                            240.13d-1(b)(1)(ii)(F).

              (g)    [  ]   A parent holding company or control person in accordance with Section
                            240.13d-1(b)(1)(ii)(G).

              (h)    [  ]   A savings association as defined in Section 13(b) of the Federal Deposit
                            Insurance Act (12 U.S.C. 1813).

              (i)    [  ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15
                            U.S.C. 80a-3).

              (j)    [  ]   A group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership:

          (a)      Amount Beneficially Owned:
                   41,356

          (b)      Percent of Class:
                   4.9%

        (c)    Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:
                        21,497

               (ii)     shared power to vote or to direct the vote:
                        19,859

               (iii)    sole power to dispose or to direct the disposition of:
                        21,497

               (iv)     shared power to dispose or to direct the disposition of:
                        9,522

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:

               Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Inapplicable

Item 8.        Identification and Classification of Members of the Group:

               Inapplicable

Item 9.        Notice of Dissolution of Group:

               Inapplicable

Item 10.      Certification:

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  2/14/05                                                /s/John D. Conroy
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                                                             John D. Conroy